EXHIBIT 99.1

NEWS RELEASE

StrategaBiz Inc.
922 Chappel Valley Loop
Lehi, Utah 84043	For Immediate Release, March 2, 2015

StrategaBiz Announces Execution of Conditional Agreement to Purchase CryptoCorum, the Originator of the  Cryptocurrency “LXCcoin”.

LEHI, UT--On the 27 of February 2015, StrategaBiz Inc. (SBGZ, OTCQB) entered into a Share Exchange and Purchase Agreement (“Agreement”) with the shareholders of CryptoCorum Ltd to acquire all of the capital shares of that company.

The CryptoCorum Ltd. Group, which consists of CryptoCorum Ltd. (Malta holding company) and its wholly owned subsidiaries, Prostaker (Malta limited company) and LXCcoin (United Kingdom limited company),   is the developer and promulgator of the crypto coin LXCCoin (ticker: XWBC), a virtual wallet solution, and a number of associated strategic crypto currency technology platforms. The closing of the Agreement is conditioned upon the satisfactory completion by StrategaBiz of its due diligence, regulatory and board of director approval and the completion by StrategaBiz of its “Super 8k” which will be filed in connection with the closing of the transaction. The estimated purchase price of approximately USD $40 million will be paid by the issuance of 10,500,000 StrategaBiz common shares; which shares will be subject to a 12 month lock-up agreement following the closing.

CEO of StrategaBiz, Mr. Brian Palm Svaneeng Mertz, commented: “Spending the last 5 months researching the Bitcoin and the virtual coin industry, I think that we have succeeded in finding and making an agreement that can turn StrategaBiz into a growth company and to establish new disruptive business areas. Crypto currencies might be the most promising investment opportunity of our age and it is my belief that the crypto coin industry has potential to change several other industries. It is our vision that StrategaBiz with the agreement made today will become a major player in the crypto coin industry”.

CEO of the CryptoCorum Ltd. Group, Mr. Henrik Ellefsen, commented: “We’re excited to be able to take this necessary step forward with one more serious level for crypto currencies, of becoming a listed entity. We see the digital currency technology as a core for the future of money transactions. We plan to build trust, full transparency, and develop the most solid cryptocurrency technology in the world. We expect to join forces with many similar operations in the future, either together or side-by-side; creating the framework for a new generation of borderless money on a worldwide scale. A listed entity with broad support will make that possible”.

About StrategaBiz Inc.
StrategaBiz (www.strategabiz.com) is a Delaware smaller reporting public company that has most recently focused on finding and vetting opportunities that will preserve and increase its present value.

About CryptoCorum Ltd. Group
The LXCCoin (www.lxccoin.com) has a different business model from any other available crypto coin, by digitalizing existing funds instead of creating empty digital currency units. Every circulated LXCCoin has an asset value and a yield mechanism behind it. All cash going into the LXCCoin base asset value is being used for person to person (P2P) lending, earning interest and thereby increasing the value of the coin. The yearly interest is expected to be up to 12%. All issued LXCCoins will be held in personal wallets developed by CryptoCorum on a wallet platform.

The company runs a network of transaction nodes to support speed and transact ability of the coin. There is no “mining” which often incurs vast expenses in most known crypto currencies, but a “Proof of Stake” staking system encouraging users to participate in the transaction network with any normal computer. Costing a fraction of the transaction paradigm of Mining-based coins, this makes the coin economic and eco-friendly.

To encourage the use of LXCCoins, the company is constructing its own coin ecosystem alone and with its partners, comprising P2P lending, mobile banking, money transfers and online payments and other proprietary solutions within gaming/entertainment industries that will ensure longevity and viability of the coin.

Containing around 80% Bitcoin code, the coin can be used for all digital currency purposes like all other crypto currencies; only with a much higher degree of stability as the coin price is supported by its underlying fiat value and the controlled growth in that asset value.

The LXCCoin can be traded on the Swypto Exchange (www.swypto.exchange) owned by CryptoCorum and which is built on the software formerly powering the CoinNext crypto coin exchange. The coin is also expected to become listed on other crypto currency exchanges, and will encourage and support third-party trading facilitation.

Request Press kit by sending a mail to the Investor Relation department ir@strategabiz.com.

Forward-Looking Statements
Statements about the expected timing, and all other statements in this press release, other than historical facts, constitute forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements.  Forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those projected. A number of the matters discussed herein that are not historical or current facts deal with potential future circumstances and developments which may or may not materialize. This press release speaks only as of its date, and except as required by law, we disclaim any duty to update the information herein.

Contact:	StrategaBiz Inc.	CryptoCorum Ltd. / LXCCoin Ltd.

	Brian Palm Svaneeng Mertz, CEO	Founder & CEO Henrik Ellefsen
	+45 2390 3300	+45 5019 0000
	mertz@strategabiz.com	ceo@lxccoin.com

Bob Bench, CFO
+1 801-362-2115
bench@strategabiz.com